Exhibit 10.10
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT, dated as of December 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time (this “Agreement”)) is among GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), OXFORD FINANCE CORPORATION (“Oxford”), the other financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC and Oxford, collectively the “Lenders”, and each individually, a “Lender”), ENDOCYTE, INC., a Delaware corporation (“Borrower”), and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).
RECITALS
     Borrower wishes to borrow funds from time to time from Lenders, and Lenders desire to make loans, advances and other extensions of credit, severally and not jointly, to Borrower from time to time pursuant to the terms and conditions of this Agreement.
AGREEMENT
Loan Parties, Agent and Lenders agree as follows:
1. DEFINITIONS.
     As used in this Agreement, all capitalized terms shall have the definitions as provided herein. Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. The term “person” shall be deemed to include any entity, including, without limitation, any corporation, partnership, limited partnership, limited liability company, unless the context otherwise requires. All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).
2. LOANS AND TERMS OF PAYMENT.
     2.1. Promise to Pay. Borrower promises to pay Agent, for the ratable accounts of Lenders, when due pursuant to the terms hereof, the aggregate unpaid principal amount of all loans, advances and other extensions of credit made severally by the Lenders to Borrower, together with interest on the unpaid principal amount of such loans, advances and other extensions of credit at the interest rates set forth herein.
     2.2. Term Loans.
     (a) Commitment. Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make term loans (each a “Term Loan” and collectively, the “Term Loans”) to Borrower from time to time on any Business Day (as defined below) during the period from the Closing Date (as defined below) until June 1, 2008 (the “Commitment Termination Date”) in an aggregate principal amount not to exceed such Lender’s commitment as identified on

Schedule A hereto (such commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Commitment”, and the aggregate of all such commitments, the “Commitments”). Notwithstanding the foregoing, the aggregate principal amount of the Term Loans made hereunder shall not exceed $15,000,000 (the “Total Commitment”). Each Lender’s obligation to fund a Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of such Term Loan. Subject to the terms and conditions hereof, the initial Term Loan shall be made on the Closing Date in an aggregate principal amount equal to $10,000,000 (the “Initial Term Loan”). After the Initial Term Loan, subject to the terms and conditions hereof, Borrower may request no more than one (1) additional Term Loan (the “Subsequent Term Loan”) and such Subsequent Term Loan must be in an amount equal to $5,000,000.
     (b) Method of Borrowing. When Borrower desires a Term Loan, Borrower will notify Agent (which notice shall be irrevocable) by facsimile (or by telephone, provided that such telephonic notice shall be promptly confirmed in writing, but in any event on or before the following Business Day) on the date that is ten (10) Business Days prior to the day the Term Loan is to be made (or such shorter period of time as Agent may agree). Agent and Lenders may act without liability upon the basis of such written or telephonic notice believed by Agent to be from any authorized officer of Borrower. Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any such written notice.
     (c) Funding of Term Loans. Promptly after receiving a request for a Term Loan, Agent shall notify each Lender of the contents of such request and such Lender’s Pro Rata Share of the requested Term Loan. Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. New York time on the specified date. Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.1 or 4.2, as applicable, has not been satisfied, by 4:00 p.m. New York time on such day, credit the amounts received by it in like funds to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent) (the “Designated Deposit Account”):

Bank Name:	First Merchants Bank
Bank Address:	200 East Jackson Street
Muncie, Indiana 47305
ABA Code:	074900657
Account Number:	90009108
Account Name:	Lafayette Bank and Trust
Ref:	further credit to Endocyte account #135380
(GE Term Loan)
     (d) Notes. The Term Loans of each Lender shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”), and Borrower shall execute and deliver a Note to each Lender. Each Note shall represent the obligation of Borrower to pay to such Lender the lesser of (a) the aggregate unpaid principal amount of all Term Loans made by such Lender to or on behalf of Borrower under this Agreement or (b) the amount of such Lender’s Commitment, in each case together with interest thereon as prescribed in Section 2.3(b).

     (e) Agent May Assume Funding. Unless Agent shall have received notice from a Lender prior to the date of any particular Term Loan that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Term Loan, Agent may assume that such Lender has made such amount available to it on the date of such Term Loan in accordance with subsection (c) of this Section 2.2, and may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have so made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.3(a), and (ii) in the case of such Lender, a floating rate per annum equal to, for each day from the day such amount is made available to Borrower until such amount is reimbursed to Agent, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion (the “Federal Funds Rate”) for the first Business Day and thereafter, at the interest rate applicable to such Term Loan. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s loan included in such Term Loan for purposes of this Agreement.
     2.3. Interest and Repayment.
     (a) Interest. The Term Loan shall accrue interest in arrears from the date made until such Term Loan is fully repaid at a fixed per annum rate of interest equal to (i) the sum of the Treasury Rate (as defined below) in effect on the day that is three (3) Business Days prior to the making of such Term Loan as determined by Agent plus the Index Basis (as defined below); (ii) 10.28%, if the Treasury Rate, as of any date of determination, is at or below 3.04%; or (iii) 10.57%, if the Treasury Rate, as of any date of determination, is at or above 3.34%, but not exceeding 3.81%. All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year consisting of twelve 30-day months. Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error. As used herein, the term “Treasury Rate” means a per annum rate of interest equal to the rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 entitled “Selected Interest Rates” under the heading “U.S. Government Securities/Treasury Constant Maturities” as the three year treasuries constant maturities rate. In the event Release H.15 is no longer published, Agent shall select a comparable publication to determine the U.S. Treasury note yield to maturity. Index Basis means (i) 7.24%, if the Treasury Rate, as of any date of determination, is at or above 3.05%, but not exceeding 3.33%; or (ii) 6.75%, if the Treasury Rate, as of any date of determination, is at or above 3.82%.
     (b) Payments of Principal and Interest.
          (i) For the Initial Term Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, (i) nine (9) consecutive payments of interest only (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on the first day of each calendar month (a “Scheduled Payment Date”) commencing on the first day of the second calendar month occurring after the month during which such Initial Term Loan was made and (ii) thirty (30) equal consecutive payments of principal and interest (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) (an “Initial Loan Scheduled Payment”) on each Scheduled Payment Date commencing on the first day of the eleventh calendar month occurring after the month during which such initial Term Loan was made. The amount of each such payment of principal and interest in respect of the Initial Term Loan shall be calculated by the Agent and shall be sufficient to fully amortize the principal and interest due with respect to the Initial Term Loan over such repayment period. Notwithstanding the foregoing, all unpaid principal and accrued interest with respect to the Initial Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) the first day of the fortieth month following the date such Initial Term Loan was made or (B) the date that the Initial Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Initial Term Loan Maturity Date”). Each Initial Loan Scheduled Payment, when paid, shall be applied first to the payment of accrued and unpaid interest on the Initial Term Loan and then to unpaid principal balance of the Initial Term Loan. Without limiting the foregoing or the provisions of Section 2.3(b)(ii), all outstanding Obligations in respect of the Initial Term Loan shall be due and payable on the Initial Term Loan Maturity Date.
          (ii) For the Subsequent Term Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, (i) six (6) consecutive payments of interest only (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on the Scheduled Payment Date commencing on the first day of the second calendar month occurring after the month during which such Subsequent Term Loan was made and (ii) thirty (30) equal consecutive payments of principal and interest (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) (a “Subsequent Loan Scheduled Payment”; each Initial Loan Scheduled Payment and each Subsequent Loan Scheduled Payment are referred to herein individually as a “Scheduled Payment” and collectively, as the “Scheduled Payments”) on each Scheduled Payment Date commencing on the first day of the eighth calendar month occurring after the month during which such Subsequent Term Loan was made. The amount of each such payment of principal and interest shall be calculated by the Agent and shall be sufficient to fully amortize the principal and interest due with respect to the Subsequent Term Loan over such repayment period. Notwithstanding the foregoing, all unpaid principal and accrued interest with respect to the Subsequent Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) the first day of the thirty-seventh month following the date the Subsequent Term Loan was made or (B) the date that such Subsequent Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Subsequent Term Loan Maturity Date”; together with the Initial Term Loan Maturity Date referred to herein as the “Applicable Term Loan Maturity Date”). Each Subsequent Loan Scheduled Payment, when paid, shall be applied first to the payment of accrued and unpaid interest on the Subsequent Loan Term Loan and then to unpaid principal balance of the Subsequent Loan Term Loan. Without limiting the foregoing, all Obligations in respect of the Subsequent Term Loan shall be due and payable on the Subsequent Term Loan Maturity Date.
     (c) Interim Interest Payment. For each Term Loan, Borrower shall make an advance payment of interest on the date of funding such Term Loan for the period from such date to and including the last day of the month in which such Term Loan was so made.
     (d) No Reborrowing. Once a Term Loan is repaid or prepaid, it cannot be reborrowed.
     (e) Payments. All payments (including prepayments) to be made by any Loan Party under any Debt Document shall be made in immediately available funds in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 1:00 p.m. New York time on the date when due. All payments received by Agent after 1:00 p.m. New York time on any Business Day or at any time on a day that is not a Business Day shall be deemed to be received on the next Business Day. Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension. The payment of any Scheduled Payment prior to its due date shall be deemed to have been received on such due date for purposes of calculating interest hereunder. All regularly scheduled payments due to Agent and Lenders under Section 2.3(b) shall be effected by automatic debit of the appropriate funds from Borrower’s operating account specified on the EPS Setup Form (as defined below). As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):

Bank Name:	Deutsche Bank
Bank Address:	New York, NY
ABA Number:	021 001 033
Account Number:	50271079
Account Name:	GECC HH Cash Flow Collections
Ref:	Endocyte, Inc./CFN # HFS2702
     (f) Withholdings and Increased Costs. All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other charges (other than taxes on the overall net income of any Lender and comparable taxes), such that Agent and Lenders will receive the entire amount of any Obligations (as defined below), regardless of source of payment. If Agent or any Lender shall have determined that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining any Term Loan, then Borrower shall from time to time upon written demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost. A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.3(f) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender. This provision shall survive the termination of this Agreement.
     (g) Loan Records. Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of each Term Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Agent shall maintain in accordance with its usual practice a loan account on its books to record the Term Loans and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower. The entries made in the such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.
     2.4. Prepayments. Borrower can voluntarily prepay, upon 5 Business Days’ prior written notice to Agent, the Initial Term Loan and the Subsequent Term Loan in full, but not in part. Upon the date of

(a) any voluntary prepayment of a Term Loan in accordance with the immediately preceding sentence or (b) any mandatory prepayment of a Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) all outstanding principal plus accrued interest with respect to such Term Loan, and (ii) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to: (i) 6% of the of the outstanding principal amount of such Term Loan as of the date of such prepayment (without giving effect to such proposed prepayment), if such prepayment is made at any time on or before the first anniversary of the funding of such Term Loan, (ii) 4% of the outstanding principal amount of such Term Loan as of the date of as of such prepayment (without giving effect to such proposed prepayment), if such prepayment is made at any time after the first anniversary of the funding of such Term Loan but on or before the second anniversary of the funding of such Term Loan and (iii) 2% of the outstanding principal amount of such Term Loan as of the date of such prepayment (without giving effect to such proposed prepayment), if such prepayment is made at any time after the second anniversary of the funding of such Term Loan but before the Applicable Term Loan Maturity Date.
     2.5. Late Fees. If Agent does not receive any Scheduled Payment or other payment under any Debt Document from any Loan Party within 3 days after its due date, then, at Agent’s election, such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).
     2.6. Default Rate. All Term Loans and other Obligations shall bear interest, at the option of Agent or upon the request of the Requisite Lenders (as defined below), from and after the occurrence and during the continuation of an Event of Default (as defined below), at a rate equal to the lesser of (a) 5% above the rate of interest applicable to such Obligations as set forth in Section 2.3(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”). The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit the Agent’s or any Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand.
     2.7. Lender Fees.
     (a) Upfront Payment. Prior to the advance of the Initial Term Loan, in consideration for Lenders’ agreement to underwrite the transaction contemplated by this Agreement, Borrower has paid to Agent, for the ratable benefit of Lenders, and Agent hereby acknowledges receipt of, a payment in the amount of $75,000 (the “Upfront Payment”). The Upfront Payment has been fully earned by Lenders, in accordance with their Pro Rata Shares as a non-refundable underwriting fee.
     2.8. Maximum Lawful Rate. Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Initial Term Loan as otherwise provided in this Agreement, any Note or any other Debt Document.
     2.9. Authorization and Issuance of the Warrants. Borrower has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit F (collectively, the “Warrants”).
3. CREATION OF SECURITY INTEREST.
     3.1. Grant of Security Interest. As security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of all Term Loans and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders under the Debt Documents (whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any renewals, extensions and modifications of such Term Loans (such indebtedness under the Notes, Term Loans and other debt, obligations and liabilities in connection with the Debt Documents are collectively called the “Obligations”), and as security for the prompt payment and performance by each Guarantor of the Guaranteed Obligations as defined in the Guaranty (as defined below), each Loan Party does hereby grant to Agent, on behalf of itself and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):
All of such Loan Party’s personal property of every kind and nature (except for Intellectual Property, as defined in, and to the extent excluded pursuant to, Section 3.3) whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles, and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC).
Notwithstanding the foregoing, the grant of security interest herein shall not extend to and the term “Collateral” shall not include: (i) any purchase money or leased equipment subject to a lien permitted in clauses (c) and (d) of the definition of Permitted Liens to the extent and only to the extent that the granting of such security interest in such equipment is expressly prohibited by or would constitute a default under the applicable purchase money debt document or capital lease agreement relating to such purchase money or leased equipment as in effect on the date hereof, provided that upon the termination or expiration of any such prohibition, such purchase money or leased equipment, as applicable, shall automatically be subject to the security interest granted in favor of the Agent hereunder and become part of the “Collateral”; provided, further that the foregoing prohibition on such equipment being part of the “Collateral” shall not apply in any case where such restriction on security interest, or the occurrence of a default as a result of the grant of a security interest in such equipment in favor of the Agent, under the applicable purchase money debt document or the capital lease agreement would not be enforceable against the Borrower under applicable law, and (ii) more than 65% of the issued and outstanding voting capital stock of any subsidiary that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof.
     Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority security interest in the presently existing Collateral (other than Excluded Collateral as defined below), and will constitute a valid, first priority security interest in Collateral (other than Excluded Collateral as defined below) acquired after the date hereof Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim with a value in excess of $250,000 after the Closing Date. As used herein, the term “Excluded Collateral” means (i) any motor vehicles owned or leased by any Loan Party to extent perfection of a lien on such motor vehicles may not be accomplished by the filing of a financing statement under applicable state law, (ii) the Excluded Accounts (as defined below in Section 7.10), (iii) Intellectual Property to extent and only to the extent provided in Section 3.3 hereof, and (iv) the Cash Collateral to the extent and only to the extent the Cash Collateral is then subject to a lien in favor of a lender providing financing permitted under Section 7.2(b) and the grant of a lien on the Cash Collateral in favor of the Agent would violate the financing documents of such other lender.
     3.2. Financing Statements. Each Loan Party hereby authorizes Agent to file UCC financing statements with all appropriate jurisdictions to perfect Agent’s security interest (for the benefit of itself and the Lenders) granted hereby.
     3.3. Grant of Security Interest in Proceeds of Intellectual Property. The Collateral shall not include any of intellectual property of any Loan Party, which shall include, without limitation, any and all copyrights, trademarks, servicemarks, patents, design rights, software, trade secrets and intangible rights of a Loan Party and any applications, registrations, claims, products, awards, judgments, amendments, renewals, extensions, improvements and insurance claims related thereto (collectively, “Intellectual Property”) now owned or hereafter acquired, or any claims for damages by way of any past, present or future infringement of any of the foregoing; provided however, that the Collateral shall include all cash, royalty fees, other proceeds, accounts and general intangibles that consist of rights of payment to or on behalf of a Loan Party or proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the Intellectual Property by or on behalf of a Loan Party (“Rights to Payment”). Notwithstanding the foregoing, to the extent it is necessary under applicable law in any bankruptcy or insolvency proceeding involving a Loan Party for Agent (on behalf of itself and Lenders) to have a security interest in the underlying Intellectual Property in order for Agent to have (i) a security interest in the Rights to Payment and (ii) a security interest in any payments with respect to Rights to Payment that are received after the commencement of such bankruptcy or insolvency proceeding, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit attachment and perfection of Agent’s security interest (on behalf of itself and Lenders) in the Rights to Payment and any payments in respect thereof that are received after the commencement of any bankruptcy or insolvency proceeding. Agent hereby agrees on behalf of itself and the Lenders that, if Agent obtains a security interest in the Intellectual Property pursuant to the immediately preceding sentence, Agent will not exercise any remedies (under the UCC or otherwise) with respect to the Intellectual Property (other than remedies with respect to Rights to Payment or any other proceeds of the Intellectual Property).

     3.4. Termination of Security Interest. Subject to Section 10.8, Agent’s lien on the Collateral (on behalf of itself and Lenders) shall continue until all of the Obligations (other than contingent unliquidated indemnity obligations) are indefeasibly repaid in full in cash, all of the Commitments hereunder are terminated or fulfilled, and this Agreement shall have been terminated (the “Termination Date”). Upon the Termination Date, Agent shall, at Loan Parties’ sole cost and expense and without any recourse, representation or warranty, release its liens in the Collateral, and all rights remaining therein, if any, shall revert to Loan Parties.
4. CONDITIONS OF CREDIT EXTENSIONS
     4.1. Conditions Precedent to Initial Term Loan. No Lender shall be obligated to make the Initial Term Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to the Agent (the date on which the Lenders make the Initial Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent or waived in accordance with this Agreement, the “Closing Date”):
     (a) a counterpart of this Agreement duly executed by Borrower;
     (b) a certificate executed by the Secretary of Borrower, the form of which is attached hereto as Exhibit B (the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) Borrower’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) Borrower’s governing documents;
     (c) Notes duly executed by Borrower in favor of each applicable Lender;
     (d) filed copies of UCC financing statements, collateral assignments, and terminations statements, with respect to the Collateral, as Agent shall request;
     (e) certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;
     (f) current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other security interests or liens on the Collateral, other than Permitted Liens (as defined below);
     (g) a Warrant in favor of each Lender, or its affiliate, duly executed by Borrower, substantially in the form provided by Agent;
     (h) a certificate of good standing of Borrower from the jurisdiction of such Borrower’s organization and a certificate of foreign qualification from each jurisdiction where Borrower’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;
     (i) Subject to the Post-Closing Letter (defined below), a landlord consent in favor of Agent executed by the landlord for any third party location where (a) any Loan Party’s principal place of business, (b) any Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $25,000 is located, a form of which is attached hereto as Exhibit C (“Access Agreement”);

     (j) a legal opinion of Loan Parties’ counsel, in form and substance satisfactory to Agent;
     (k) a completed EPS set-up form, a form of which is attached hereto as Exhibit E (the “EPS Setup Form”);
     (l) a completed perfection certificate, duly executed by each Loan Party, a form of which Agent previously delivered to Borrower (the “Perfection Certificate”);
     (m) subject to the provisions of the Post-Closing Letter (as defined below), one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit and securities account (other than accounts used exclusively for payroll and withholding tax purposes) listed on the Perfection Certificate;
     (n) a disbursement instruction letter, in form and substance satisfactory to Agent, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);
     (o) a Post-Closing Letter in form and substance reasonably satisfactory to Agent (the “Post-Closing Letter”);
     (p) all other documents and instruments as Agent may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, Note, Warrant, the Perfection Certificate, the Secretary’s Certificate, the Disbursement Letter, the Post-Closing Letter and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”);
     (q) Agent and Lenders shall have received the fees required to be paid by Borrower, if any, in the respective amounts specified in Section 2.7, and Borrower shall have reimbursed Agent and Lenders for all fees (including, without limitation, fees and expenses of counsel to the Agent), costs and expenses of closing presented as of the date of this Agreement; and
     (r) Agent shall have received such other documents, agreements, instruments or information as Agent shall reasonably request.
     4.2. Conditions Precedent to All Term Loans. No Lender shall be obligated to make any Term Loan, including the Initial Term Loan, unless the following additional conditions have been satisfied:
     (a) (i) all representations and warranties in Section 5 below shall be true as of the date of such Term Loan; (ii) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”) has occurred and is continuing or will result from the making of any Term Loan, and (iii) Agent shall have received a certificate from an authorized officer of Borrower confirming each of the foregoing;
     (b) Agent shall have received a Disbursement Letter with respect to the proceeds to be made available under the Subsequent Term Loan; and
     (c) with respect to the Subsequent Term Loan, Agent shall have received from Borrower: (i) evidence, satisfactory in form and substance to Agent, that demonstrates positive interim clinical data on either Borrower’s (A) phase II clinical trials for its EC17 folate-targeted hapten therapy drug, or (B) phase II clinical trials for its EC145 folate-targeted chemotherapeutic conjugate (such positive clinical data for the clinical trials described in the immediately preceding clauses (A) and (B) is referred to herein as the “Performance Milestone Achievements”). Without limiting the foregoing conditions in Section 4.1 and this Section 4.2, the Lenders shall not have any obligation to fund the Subsequent Term Loan unless the Borrower has provided to Agent the evidence required pursuant to the immediately preceding sentence of Borrower’s having met the Performance Milestone Achievements by no later than the earlier of (1) thirty (30) days after the Borrower has first met the Performance Milestone Achievements and (2) June 1, 2008. Satisfactory evidence of the Borrower having met the Performance Milestone Achievements may include, but not be limited to, review and consent of Oxford’s Scientific Advisory Board or written confirmation from Borrower’s Board of Directors as to such date, provided that in all cases such evidence must be acceptable to Agent; and (ii) a Solvency Certificate, in form and substance reasonably satisfactory to the Agent, demonstrating that Borrower is Solvent, as defined below, immediately prior to and after giving effect to the funding of such Term Loan.
5. REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.
     Each Loan Party, jointly and severally, represents, warrants and covenants to Agent and each Lender that:
     5.1. Due Organization and Authorization. Each Loan Party’s exact legal name is as set forth in the Perfection Certificate and each Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the State of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Debt Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms. The execution, delivery and performance by each Loan Party of each Debt Document executed or to be executed by it is in each case within such Loan Party’s powers.
     5.2. Required Consents. No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Debt Documents, except any already obtained.
     5.3. No Conflicts. The entry into, and performance by each Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, claim or encumbrance on any of such Loan Party’s property (except for liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party. As used herein, “Material Agreement” shall mean (i) any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $250,000 per year and (ii) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect. Subject to the provisions of the Post-Closing Letter, a description of all Material Agreements as of the Closing Date is set forth on Schedule B hereto.

     5.4. Litigation. There are no actions, suits, proceedings or investigations pending against or affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened. As used in this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower and the Loan Parties, taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Debt Document to which it is a party, (c) the legality, validity or enforceability of any Debt Document, (d) the rights and remedies of Agent or Lenders under any Debt Document or (e) the validity, perfection or priority of any lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral.
     5.5. Financial Statements. All financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end and audit adjustments), and since the date of the most recent audited financial statement, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.
     5.6. Use of Proceeds. The proceeds of the Term Loans shall be used for working capital and general corporate purposes.
     5.7. Collateral. Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral (except to the extent otherwise expressly permitted under Section 6 or 7 of this Agreement), and has the sole right and lawful authority to grant the security interest described in this Agreement. The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for (a) liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not more than 30 days past due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) liens (i) existing on the date hereof on certain financed equipment as described on Schedule B hereto, together with any liens on such equipment granted after the Closing Date in connection with any refinancing or renewal of the Indebtedness subject to such liens (provided that such lien secures only the property which was subject to the original lien and the amount of such Indebtedness secured thereby is permitted under Section 7.2(b), and (ii) on cash collateral of the Borrower in the amount not to exceed $500,000 (the “Cash Collateral”) as described in Schedule B, together with any replacement lien or new lien granted on or after the Closing Date on the Cash Collateral at any time and securing only the Indebtedness permitted under Section 7.2(b) hereof, which Cash Collateral may be held at a deposit account of the Borrower or such other lender to provide security for financing permitted under Section 7.2(b) hereof, in either case, which deposit account is not subject to a deposit account control agreement in favor of Agent, (d) liens securing Indebtedness (as defined below) permitted under Section 7.2(c) below, provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 90 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, accessions or replacements, financed by such Indebtedness, (e) licenses described in Section 7.3(d) and (e) below, (f) liens in favor of other financial institutions arising in connection with deposit or securities accounts maintained by Borrower with such financial institutions, provided that (i) such liens only secure fees and service charges associated with such accounts, and (ii) except in the case of any account maintained by Borrower on behalf of its employees solely for the purpose of paying for qualified healthcare or dependent care expenses (such account referred to herein as a “Flexible Spending Account”), subject to the Post-Closing Letter, such liens are at all times subject to a triparty account control agreement among such financial institution, Agent and Borrower, in form and substance reasonably satisfactory to Agent, (g) liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of any customs duties in connection with the importation of goods by any of the Loan Parties in the ordinary course of business, (h) liens on insurance proceeds to the extent and only to the extent such liens secure the payment of financed insurance premiums, (i) deposits in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) obtained in the ordinary course of business of Borrower or to secure indemnity, performance or other similar bonds, in each case to the extent and only to the extent obtained in the ordinary course of business of Borrower for the performance of bids, tenders or contracts (other than the repayment of borrowed money), or to secure statutory obligations (other than tax liens or liens arising under ERISA or environmental liens), or to secure indemnity, performance or other similar bonds, in each case to the extent and only to the extent obtained in the ordinary course of business of the Borrower, (j) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, and (k) cash collateral in an amount not to exceed $500,000 securing purchase money Indebtedness permitted under clause (b) of Section 7.2 (all of such liens described in the foregoing clauses (a) through (k) are called “Permitted Liens”)
     5.8. Compliance with Laws. Each Loan Party is and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it including, without limitation, (a) U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and the USA Patriot Act, and all regulations issued pursuant to it. No Loan Party nor any of its subsidiaries, affiliates or joint ventures (i) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity; or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Debt Document would be prohibited under U.S. law. The SDN List is maintained by OFAC and is available at: http://vvww.ustreas.gov/offices/enforcement/ofac/sdn/, and (b) meeting the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and (e) no Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

     5.9. Intellectual Property. The Intellectual Property is and will remain free and clear of all liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens described in clauses (b)(i) and (e) of Section 5.7. No Loan Party has nor will it enter into any other agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property is granted to any other party. As of the Closing Date and each date a Term Loan is advanced to Borrower, no Loan Party has any interest in, or title to any Intellectual Property except as disclosed in the Perfection Certificate. Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without any actual or claimed infringement upon the rights of third parties to the extent that such infringement would materially and adversely impact the rights of any of the Loan Parties with respect to ownership, use or licensing of such Intellectual Property in its business.
     5.10. Solvency. Both before and after giving effect to each Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent. As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; and (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
     5.11. Taxes; Pension. All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed with the appropriate governmental authority all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities. Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.
     5.12. Full Disclosure. Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate is true, correct and complete as of the date of this Agreement and as of the date of each Term Loan. No representation, warranty or other statement made by or on behalf of a Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.
     6.1. Good Standing. Borrower shall maintain its existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Except as otherwise expressly permitted pursuant to Section 7.2, each Loan Party (other than Borrower) shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect. “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the contest otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
     6.2. Notice to Agent. Loan Parties shall provide Agent with (a) notice of any change in the accuracy of the Perfection Certificate or any of the representations and warranties provided in Section 5 above, immediately upon the occurrence of any such change, (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within 3 Business Days) after the date on which any officer of a Loan Party obtains knowledge of the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by Borrower to its security holders and all documents filed with the Securities and Exchange Commission (“SEC”) or any securities exchange or governmental authority exercising a similar function, promptly, but in any event within 3 Business Days of delivering or receiving such information to or from such persons, (d) a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $200,000 or more promptly, but in any event within 3 Business Days, upon receipt of notice thereof, (e) any new applications or registrations that Borrower has made or filed in respect of any Intellectual Property or a change in status of any outstanding application or registrations, on a quarterly basis or as otherwise reasonably requested by Agent, such application, filing or change in status, and (0 copies of all statements, reports and notices delivered to or by a Loan Party in connection with any Material Contract promptly (but in any event within 3 Business Days) upon Agent’s request thereof.
     6.3. Financial Statements. If Borrower is a private company, it shall deliver to Agent and Lenders (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 45 days of each month end, in a form acceptable to Agent and certified by Borrower’s president, chief executive officer or chief financial officer, and (b) its complete annual audited consolidated and, if available, consolidating financial statements prepared under GAAP and certified by an independent certified public accountant selected by Borrower and satisfactory to Agent within 150 days of the fiscal year end or, if sooner, at such time as Borrower’s Board of Directors receives the certified audit. If Borrower is a publicly held company, it shall deliver to Agent and Lenders quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, within 5 days after the statements are required to be provided to the SEC, and if Agent requests, Borrower shall deliver to Agent and Lenders monthly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 60 days after the end of each fiscal quarter. All such statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and, if

Borrower is a publicly held company, are to be in compliance with applicable SEC requirements. All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit D. Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 45 days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance satisfactory to Agent and (ii) such budgets, sales projections, or other financial information as Agent or any Lender may reasonably request from time to time generally prepared by Borrower in the ordinary course of business.
     6.4. Insurance. Borrower, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent. Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent. Each policy shall provide that coverage may not be canceled or altered by the insurer except upon 30 days prior written notice to Agent and shall not be subject to co-insurance (except for retentions and deductibles that are customarily set forth in such policies). Borrower appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to Borrower’s policies of casualty insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as Borrower’s attorney-in-fact unless an Event of Default has occurred and is continuing. The appointment of Agent as Borrower’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations (other than contingent unliquidated indemnity obligations) are indefeasibly paid in full. So long as no Event of Default has occurred and is continuing, proceeds of insurance shall be applied, at the option of Borrower, to repair or replace the Collateral or to reduce any of the Obligations. During the existence of an Event of Default, proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.
     6.5. Taxes. Borrower shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.
     6.6. Agreement with Landlord/Bailee. Each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any real property on which (a) a Loan Party’s principal place of business, (b) a Loan Party’s books or records or (c) Collateral (other than Collateral used solely in connection with the conducting of clinical trials) with an aggregate value in excess of $100,000 is located (other than real property owned by such Loan Party) as Agent may require.
     6.7. Protection of Intellectual Property. Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent material to the conduct of its business now or heretofore conducted by it or proposed to be conducted by it, (b) promptly advise Agent in writing of material infringements of its Intellectual Property of which the chief executive officer, chief financial officer, chief scientific officer, director of business development or vice president of research of Borrower have knowledge, and, (i) should the Intellectual Property be material to such Loan Party’s business and (ii) should such Loan Party’s Board of Directors determine that it is in the best interests of such Loan Party, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent, and (d) notify Agent promptly, but in any event within 3 Business Days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business may become abandoned or dedicated, or if any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same. Each Loan Party shall remain liable under each of its material Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the conditions and obligations to be observed and performed by it thereunder. None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License. None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.
     6.8. Special Collateral Covenants.
     (a) Each Loan Party shall remain in possession of its respective Collateral solely at the location(s) specified on the Perfection Certificate; except that Agent, on behalf of itself and Lenders, shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral (other than Collateral being used solely in connection with the conducting of clinical trials), (ii) any other Collateral (excluding Collateral being used solely in connection with the conducting of clinical trials) in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession and (iii) any Collateral after the occurrence of an Event of Default in connection with the exercise of its remedies hereunder and in accordance with this Agreement and the other Debt Documents. Agent may inspect (and representatives of any Lender may accompany Agent on any such inspection) any of the Collateral during normal business hours, and in the absence of a Default or an Event of Default, after giving Borrower reasonable prior notice. If Agent asks, each Loan Party will promptly notify Agent in writing of the location of any Collateral.
     (b) Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in compliance with manufacturers’ recommendations and all applicable laws.
     (c) Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral, except (x) to Agent (on behalf of itself and Lenders), (y) for maintenance and repair or for a Permitted Disposition, and (z) Collateral being used solely in connection with the conducting of clinical trials, or (ii) remove any of the Collateral from the continental United States, except for Collateral being used solely in connection with the conducting of clinical trials.

     (d) Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Agent may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Each Loan Party agrees to reimburse Agent, on demand, all reasonable costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.
     (e) Each Loan Party shall, at all times, keep accurate and complete records of the Collateral, and Agent shall have the right to inspect and make copies of all of Loan Parties’ books and records relating to the Collateral during normal business hours and upon reasonably prior notice, and in the absence of a Default or an Event of Default, after giving the applicable Loan Parties reasonable prior notice.
     (f) Each Loan Party agrees and acknowledges that any third person or entity who may at any time possess all or any portion of the Collateral (excluding Collateral being used solely in connection with the conducting of clinical trials) shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person or entity described in the preceding sentence that such third person or entity is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).
     6.9. Future Equity Investments. Borrower hereby grants to each Lender (or its Affiliates) the right (but not the obligation) to participate in all of the Borrower’s Subsequent Financings commenced after the Closing Date but prior to the termination of this Agreement; provided that (a) the Lenders shall only have the right to invest up to $800,000 in total for all Lenders (such investment right, as between the Lenders, to be divided based upon each Lender’s Pro Rata Share) in each Subsequent Financing, (b) the right to participate granted by Borrower to Lenders shall be on the same pricing, terms and conditions offered to other investors in any applicable Subsequent Financing and each Lender shall be bound by the documentation negotiated by the lead investor in such Subsequent Financing, and (c) no Lender shall have any obligation to participate in any such Subsequent Financing. Borrower shall give each Lender prior written notice, as soon as commercially possible, and the opportunity to participate in the first closing of each Subsequent Financing containing the terms, conditions and pricing of such Subsequent Financing delivered to Lender’s address pursuant to Section 10.2 hereof. Should any Lender not participate in the first closing of any Subsequent Financing (except as a result of Lender confirming in writing to Borrower that it does not wish to participate in such Subsequent Financing and except if at least fifteen (15) Business Day’s notice of the first closing of the Subsequent Financing is actually given a Lender), Borrower shall (i) conduct a second closing of the Subsequent Financing not later than 60 days after the first closing of the Subsequent Financing on the same terms as the first closing of the Subsequent Financing, and (ii) shall provide at least fifteen (15) Business Days prior written notice to Lenders and the opportunity of Lenders to invest in such second closing of the Subsequent Financing in the amounts as specified in clause (a) above of this Section 6.9. “Subsequent Financing” means any future round of private equity financing.
     6.10. Additional Subsidiaries.
          (a) Promptly (and in any event within fifteen (15) days) after the formation or acquisition of any domestic Subsidiary by Borrower or any other Loan Party, Borrower or such other Loan Party, as applicable, shall cause to be executed and delivered, by such new domestic Subsidiary, (i)

a guaranty agreement, in form and substance reasonably satisfactory to Agent (the “Guaranty”), pursuant to which such Subsidiary shall guarantee the payment and performance of all of the Obligations, (ii) a joinder agreement, in form and substance satisfactory to Agent, pursuant to which such new domestic Subsidiary shall agree to become a party to this agreement as a Guarantor and Loan Party and becomes liable for the Obligations as set forth herein and in the other Debt Documents, and to grant liens in its Collateral to secure the Obligations hereunder, and (iii) by the applicable Loan Parties, such other related documents (including closing certificates, legal opinions and other similar documents) as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent.
          (b) Promptly (and in any event within ten (10) days) after the formation or acquisition of any foreign Subsidiary the ownership interests of which are owned by any Loan Party, the Loan Parties shall cause to be executed and delivered (i) by the Loan Party that is such Foreign Subsidiary’s direct parent company (or companies), a Pledge Agreement in form and substance reasonably satisfactory to Agent, pursuant to which 65% of the voting Stock of such new foreign Subsidiary owned by each such parent company shall be pledged to Agent (for the benefit of itself and the Lenders) on a first priority and perfected basis to secure the Obligations, together with, to the extent the stock is certificated, pledged stock certificates with endorsements in blank in respect of such pledged Stock, and (ii) by the applicable Loan Parties, such other related documents (including closing certificates, legal opinions and other similar documents) as Agent may reasonably request, all in form and substance reasonably satisfactory to Agent.
     6.11. Use of Proceeds. The proceeds of the Term Loans shall be used for working capital and general corporate purposes.
     6.12. Further Assurances. Each Loan Party shall, upon request of Agent, furnish to Agent such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other Debt Documents.
7. NEGATIVE COVENANTS
     7.1. Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to (a) create, incur, assume or permit to exist any lien, security interest, claim or encumbrance, except for Permitted Liens, (b) grant any negative pledges on any Collateral, except for (i) any negative pledges in respect of Collateral of the type described in clauses (c) (to the extent such Collateral is subject to a purchase money security interest or a capital lease), (d), (e), (h), (i) and (k) of Section 5.7, in each case so long as such negative pledge clause is limited to the specific Collateral (and proceeds thereof) or Intellectual Property described in said clauses (c), (d), (h), (i) and (k) of Section 5.7, and (ii) negative pledge clauses contained in leased equipment under an operating lease so long as such negative pledge clause is limited to such leased equipment and proceeds thereof, or (c) grant any negative pledges on any Intellectual Property.
     7.2. Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule B to this Agreement, together with any and all renewals, replacements or refinancings thereof (whether with the existing lender in respect of such Indebtedness as specified under Schedule B to this Agreement, or any replacement lender), under the same or similar terms and to be used for either equipment financing or working capital purposes of the Borrower and its Subsidiaries, provided that the aggregate principal amount of such Indebtedness is not increased as a result thereof from the total principal amount of Indebtedness outstanding on the Closing Date as set forth on Schedule B to this Agreement, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person or entity, provided that (i) the aggregate principal amount of all such Indebtedness incurred (A) during the period commencing on the Closing Date through and including December 31, 2008, does not exceed $1,000,000, (B) during the period commencing on January 1, 2009 through and including December 31, 2009, does not exceed an amount equal to the sum of $1,000,000 plus the amount, if any, of any Indebtedness under the immediately preceding clause (A) that was not incurred during the period referred to in said clause, and (C) on and at all times after January 1, 2010, does not exceed an amount equal to the sum of $1,000,000 plus the amount, if any, of any Indebtedness under the immediately preceding clauses (A) and (B) that was not incurred during the periods specified in said clauses, (ii) the Lenders shall have been given by Borrower a right of first refusal to finance any capital expenditures or capital lease obligations in respect of equipment to be acquired by Borrower for use in its business prior to the financing thereof by any person or entity who is not a Lender (such right of first refusal to apply to each Lender based on its Pro Rata Share, provided that if any Lender declines to provide all or a portion of its Pro Rata share of such financing, the other Lenders may, but shall be under no obligation, to provide the balance of such financing), and (iii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default would occur both before and after giving effect to any such Indebtedness, (e) Indebtedness arising from the endorsement of instruments in the ordinary course of business, and (f) other unsecured Indebtedness incurred on or after the Closing Date in a principal amount outstanding at any time not to exceed $250,000. The term “Indebtedness” shall mean, with respect to any person or entity, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than 90 days, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all indebtedness secured by a lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (viii) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (ix) all obligations or liabilities of others of the types specified in clauses (i) through (viii) guaranteed by such person.
     7.3. Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of Inventory in the ordinary course of business, (b) Transfers of obsolete equipment in the ordinary course of business or equipment no longer used or useful in the business of the Loan Parties having a fair market value not to exceed $50,000 in the aggregate per fiscal year for all such Transfers, (c) dispositions by a Loan Party or any of its Subsidiaries of tangible assets for cash and fair value that are no longer used or useful in the business of such Loan Party or such Subsidiary so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $50,000 in any fiscal year, (d) non-exclusive licenses for the use of such Loan Party’s Intellectual Property in the ordinary course of business, (e) exclusive licenses for the use of such Loan Party’s Intellectual Property in the ordinary course of business, so long as, with respect to each such exclusive license, (i) no Default or Event of Default exists at the time of such Transfer, (ii) the license constitutes an arms-length transaction made in the ordinary course of business and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, (iii) Borrower delivers 5 Business Days prior written notice and a brief summary of the terms of the license to Agent, (iv) Borrower delivers to Agent copies of the final executed licensing documents in connection with the license promptly upon consummation of the license, and (v) any and all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement, and (f) any other Transfers to the extent and only to the extent such Transfers are otherwise expressly permitted under Section 7 of this Agreement.
     7.4. Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its name or its state of organization without Agent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) relocate its chief executive office without 30 days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary, (d) engage in a business substantially different from the business (including any businesses reasonably related thereto or extensions thereof) engaged in by such Loan Party or Subsidiary as of the date of this Agreement, or (e) change its fiscal year end (except in the case of any Subsidiary of the Borrower, to conform to the fiscal year end of Borrower).
     7.5. Mergers or Acquisitions. No Loan Party shall (a) merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers or consolidations of (i) a Subsidiary into Borrower in which Borrower is the surviving entity, (ii) a Subsidiary into any other Loan Party in which such Loan Party is the surviving entity, and (iii) a foreign Subsidiary which is not a Loan Party into any other foreign Subsidiary which is not a Loan Party), or (b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity.
     7.6. Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease, purchase or repurchase any Stock (as defined below) of any Person (other than the payment of dividends to Borrower and Borrower may repurchase its capital stock pursuant to the terms of the employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year or by the cancellation of Indebtedness), (b) make any payment in respect of management fees or consulting fees (or similar fees) to any equityholder or other affiliate of Borrower (other than customary fees paid to board members), (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower, or (d) make any payments on account of intercompany Indebtedness permitted under Section 7.2 (except in accordance with the terms of the applicable Intercompany Note then in effect with respect to such intercompany Indebtedness). The term “Stock” as used herein means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
     7.7. Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance, capital contribution, “earnout” payment or similar payment in respect to any acquisition of assets or stock of any person (an “Investment”) in or to any person or entity (other than to another Loan Party to the extent permitted under the terms and conditions set forth in Section 7.2(e), (b) acquire or create any Subsidiary, or (c) engage in any joint venture or partnership with any other person or entity, other than: (i) Investments existing on the date hereof and set forth on Schedule B to this Agreement, (ii) Investments in cash and Cash Equivalents (as defined below), and other Investments permitted by Borrower’s investment policy that has been approved in writing by Agent from time to time, (iii) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business and loans in the nature of signing bonuses, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $150,000 at any time (collectively, the “Permitted Investments”), (iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of and other disputes with, customers or suppliers arising in the ordinary course of business, (v) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, (vi) Investments consisting of loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors that do not result in disbursements of cash by the Borrower and the other Loan Parties, and (vii) other Investments in an aggregate amount not to exceed $250,000 (collectively, the “Permitted Investments”). The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) ”adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days.
     7.8. Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for transactions (i) that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction, (ii) by or among Borrower and any Guarantor, (iii) with respect to customary compensation and indemnification of employees and directors; and (iv) involving funding of research at Purdue University and its affiliates. As used herein, “Affiliate” shall mean, with respect to a Loan Party or any Subsidiary of a Loan Party, (a) each person that, directly or indirectly, owns or controls 5% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such Loan Party or such Subsidiary, and (b) each person that controls, is controlled by or is under common control with such Loan Party or such Subsidiary.
     7.9. Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (a) through and including (d) of Section 5.8 herein, (b) use any portion of the Term Loans to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation applicable to it.
     7.10. Deposit Accounts and Securities Accounts. Other than with respect to the Flexible Spending Account and other deposit accounts established and in fact used solely to fund current payroll and current withholding taxes (“Excluded Accounts”), no Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement, as the case may be, in form and substance satisfactory to Agent (an “Account Control Agreement”) (which agreement shall provide that such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to follow a notice of exclusive control or similar notice (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, prior to the date that is forty-five (45) days after the Closing Date). Agent may give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which an Event of Default has occurred and is continuing.
     7.11. Amendments to Other Agreements. No Loan Party shall amend, modify or waive any provision of any Material Contract (unless the net effect of such amendment, modification of waiver is not materially adverse to any Loan Party, Agent or Lenders).
8. DEFAULT AND REMEDIES.
     8.1. Events of Default. Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):
     (a) Borrower shall fail to pay (i) any principal amount in respect of any of the Term Loans when due, or (ii) any interest, fees or other Obligations (other than Obligations of the type specified in clause (i) hererof) within a period of 3 days after the due date thereof;
     (b) any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4 or Article 7;
     (c) any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent;

     (d) any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect at the time such warranty, representations or statement was made or deemed to be made;
     (e) any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any of the Collateral, which in the good faith judgment of Agent subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk within thirty (30) days; provided, in each case, such Collateral is of value in excess of $25,000;
     (f) one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $100,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been satisfied, vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;
     (g) (i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;
     (h) an event or development occurs which has a Material Adverse Effect, provided that for the purpose of this Section 8.1(h), any failure of a clinical trial or study in and of itself will not be considered to have a Material Adverse Effect;
     (i) (i) any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party party thereto or (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected lien with the priority required in the relevant Debt Document, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;
     (j) any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein), (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000 (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) Borrower or any Subsidiary defaults under any obligation for payments due under any lease agreement in excess of $250,000; or
     (k) prior to an initial public offering by Borrower, any of the chief executive officer, the chief financial officer or the chief scientific officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, and a successor of such officer reasonably acceptable to Agent is not appointed and approved by the board of directors of Borrower within 180 days of such cessation or involvement, (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (iii) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries.
     8.2. Lender Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the written request of the Requisite Lenders shall, terminate the Commitments with respect to further Term Loans and declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.6, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g) above, the Obligations shall be automatically accelerated. After the occurrence of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law. Without limiting the foregoing, Agent shall have the right to, and at the written request of the Requisite Lenders shall, (a) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders), (b) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (c) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (d) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.4. If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this

Agreement at least 5 days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral. The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date.
     8.3. Additional Remedies. In addition to the remedies provided in Section 8.2 above, each Loan Party hereby grants to Agent (on behalf of itself and Lenders) and any transferee of Collateral, for purposes of exercising its remedies as provided herein, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Loan Party and subject to any exclusive licenses granted pursuant to Section 7.3(e)) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.
     8.4. Application of Proceeds. Proceeds from any Transfer of the Collateral or the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral received by Agent, in each case, during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the Debt Documents in its capacity as Agent under the Debt Documents, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Debt Documents in accordance with their respective Pro Rata Shares, until paid in full, (c) third, to pay all interest on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (other than interest accrued after the commencement of any proceeding referred to in Section 8.1(g) if a claim for such interest is not allowable in such proceeding), (d) fourth, to pay all principal on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full, (e) fifth, to pay all other Obligations then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (including, without limitation, all interest accrued after the commencement of any proceeding referred to in Section 8.1(g) whether or not a claim for such interest is allowable in such proceeding), and (f) sixth, to Borrower or as otherwise required by law. Borrower shall remain fully liable for any deficiency.
9. THE AGENT.
     9.1. Appointment of Agent.
     (a) Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.9) as Agent under the Debt Documents and authorizes the Agent to (a) execute and deliver the Debt Documents and accept delivery thereof on its behalf from Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Debt Documents and (c) exercise such powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Agent and Lenders and none of Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof In performing its functions and duties under this Agreement and the other Debt Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Debt Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Debt Document or otherwise a fiduciary or trustee relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Debt Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity.
     (b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Debt Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Debt Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all liens created by the Debt Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the liens created or purported to be created by the Debt Documents, (vi) except as may be otherwise specified in any Debt Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Debt Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Debt Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Debt Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender). Any such person shall benefit from this Article 9 to the extent provided by Agent.
     (c) If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Debt Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Debt Document (a) if such action would, in the opinion of Agent, be contrary to law or any Debt Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Debt Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.
     9.2. Agent’s Reliance, Etc. Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Debt Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Debt Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Debt Document, whether any condition set forth in any Debt Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with, any Debt Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Debt Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.
     9.3. GECC and Affiliates. GECC shall have the same rights and powers under this Agreement and the other Debt Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity. GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders. GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Term Loans and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.
     9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loans, and expressly consents to, and waives, any claim based upon, such conflict of interest.
     9.5. Indemnification. Lenders shall and do hereby indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Debt Document or any action taken or omitted to be taken by Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Debt Document, to the extent that Agent is not reimbursed for such expenses by Loan Parties. The provisions of this Section 9.5 shall survive the termination of this Agreement.
     9.6. Successor Agent. Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Debt Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Debt Documents.
     9.7. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. The term “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of the Term Loans owing to such Lender) by (y) the Total Commitment then in effect (or, if the Total Commitment is terminated, the outstanding principal amount of the Term Loans owing to all Lenders).
     9.8. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
     (a) Advances; Payments. If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Term Loans (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.
     (b) Return of Payments.
(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.
     (c) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other

Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Debt Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Debt Document. At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Term Loans of that Non-Funding Lender for an amount equal to the principal balance of all Term Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).
     (d) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.
     (e) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.
10. MISCELLANEOUS.
     10.1. Assignment. Subject to the terms of this Section 10.1, any Lender may make an assignment to an assignee of, or sell participations in, at any time or times, the Debt Documents, its Commitment, Term Loans or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) except in the case of an assignment to a Qualified Assignee (as defined below), require the consent of each Lender (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest of the Term Loans or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its

Commitment and Term Loans, as applicable, or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Agent shall so notify Borrower and Borrower shall, upon the request of Agent, execute new Notes in exchange for the Notes, if any, being assigned. Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.
     As used herein, “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no person or Affiliate of such person proposed to become a Lender after the Closing Date and that holds any subordinated debt or stock issued by Borrower shall be a Qualified Assignee.
     10.2. Notices. All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid. As used herein, the term “Business Day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.
     10.3. Performance. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and assigns.
     10.4. Payment of Fees and Expenses. Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) the administration of any transaction contemplated hereby or thereby and (c) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (c), including, without limitation, reasonable attorney’s fees and expenses, the allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors and appraisers and UCC and other corporate search and filing fees and wire transfer fees. Borrower further agrees that such fees, costs and expenses shall constitute Obligations. This provision shall survive the termination of this Agreement.
     10.5. Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors,

officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. This provision shall survive the termination of this Agreement.
     10.6. Rights Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
     10.7. Entire Agreement; Amendments, Waivers.
     (a) This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.
     (b) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower and Lenders having more than (x) 60% of the aggregate Commitments of all Lenders or (y) if such Commitments have expired or been terminated, 60% of the aggregate outstanding principal amount of the Term Loans (the “Requisite Lenders”); provided, however, that so long as a party that is a Lender hereunder on the Closing Date does not assign any portion of its Commitment or Term Loan, the “Requisite Lenders” shall include such Lender. Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.
     (c) No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase or decrease any Commitment of any Lender or increase or decrease the Total Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder, (iii) postpone the date fixed for or waive any payment of principal of or interest on any Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Intellectual Property, in each case, except as otherwise expressly permitted in the Debt Documents, (v) subordinate the lien granted in favor of the Agent securing the Obligations, (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Debt Documents or any Guarantor from its guaranty of the Obligations or (vi) amend, modify, terminate or waive Section 8.4 or 10.8(b) or (c).
     (d) Notwithstanding any provision in this Section 10.7 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.
     10.8. Binding Effect. This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of Sections 2.3(f), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date. The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).
     10.9. Use of Logo. Each Loan Party authorizes Agent to use its name, logo and/or trademark without notice to or consent by such Loan Party, in connection with certain promotional materials that Agent may disseminate to the public. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent has a financing relationship with Borrower and such materials may be developed, disseminated and used without Loan Parties’ review. Nothing herein obligates Agent to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent. Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent prior thereto. None of the Lenders shall issue any press release or other public disclosure using the name, logo or otherwise referring to Borrower, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Borrower unless, and only to the extent that, such Lender is required to do so under applicable law and then, only after consulting with Borrower prior thereto.
     10.10. Waiver of Jury Trial. EACH OF LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS,

RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.11. Governing Law. THIS AGREEMENT, THE OTHER DEBT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER DEBT DOCUMENT IS COMMENCED BY AGENT IN THE STATE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF NEW YORK. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO LOAN PARTIES AT THEIR ADDRESS DESCRIBED IN SECTION 10.2, OR IF SERVED BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.
     10.12. Confidentiality. Agent and each Lender agrees, as to itself, to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender, as the case may be, applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to it by Borrower for a period of two (2) years following the termination of this Agreement, except that Agent and Lenders may disclose such information (a) to persons employed or engaged by Agent or a Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.12 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any governmental authority or reasonably believed by Agent or any Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, required by law; (e) in connection with the exercise of any right or remedy under the Debt Documents or in connection with any litigation to which Agent or such Lender is a party or bound; (f) that ceases to be confidential through no fault of Agent or such Lender; or (g) persons employed by Agent’s strategic marketing partners, provided such person agree to comply with the covenant contained in this Section 10.12.
     10.13. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
[Signature Pages Follow]

          IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Loan and Security Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.
BORROWER:
ENDOCYTE, INC.

By:	/s/ Mike Sherman

Name: Mike Sherman
Title: Chief Financial Officer
Address For Notices:
Endocyte, Inc.
3000 Kent Avenue
Suite A1-100
West Lafayette, IN 47906
Attention: Mike Sherman
Phone: 765-463-7175
Facsimile: 765-463-9271
Endocyte, inc.
Loan Agreement
Signature Page 1

AGENT AND LENDER:
GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Scott Towers

Name: Scott Towers
Title: Duly Authorized Signatory
Address For Notices:
General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc., LSF
83 Wooster Heights Road, Fifth Floor
Danbury, Connecticut 06810
Attention: Senior Vice President of Risk
Phone: (203) 205-5200
Facsimile: (203) 205-2192
With a copy to:
General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866
Endocyte, inc.
Loan Agreement
Signature Page 2

LENDER:
OXFORD FINANCE CORPORATION

By:	/s/ Timothy A. Lex

Name: Timothy A. Lex
Title: Chief Operating Officer & Executive Vice President
Address For Notices:
Oxford Finance Corporation
133 North Fairfax Street
Alexandria, VA 22314
Attention: Chief Operating Officer & Executive Vice President
Phone: 703-519-6017
Facsimile: 703-519-5225
Endocyte, inc.
Loan Agreement
Signature Page 3

EXHIBIT A
FORM OF PROMISSORY NOTE
[                    ,      ]
FOR VALUE RECEIVED, ENDOCYTE, INC., a Delaware corporation, located at the address stated below (“Borrower”), promises to pay to the order of [Lender] or any subsequent holder hereof (each, a “Lender”), the principal sum of                      and ___/100 Dollars ($                    ) or, if less, the aggregate unpaid principal amount of all Term Loans made by Lender to or on behalf of Borrower pursuant to the Agreement (as hereinafter defined). All capitalized terms, unless otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement.
This Promissory Note is issued pursuant to that certain Loan and Security Agreement, dated as of December 31, 2007, among Borrower, the guarantors from time to time party thereto, General Electric Capital Corporation, as agent and lender, and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), is one of the Notes referred to therein, and is entitled to the benefit and security of the Debt Documents referred to therein, to which Agreement reference is hereby made for a statement of all of the terms and conditions under which the loans evidenced hereby were made.
The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Agreement. The terms of the Agreement are hereby incorporated herein by reference.
All payments shall be applied in accordance with the Agreement. The acceptance by Lender of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Lender’s right to receive payment in full at such time or at any prior or subsequent time.
All amounts due hereunder and under the other Debt Documents are payable in the lawful currency of the United States of America. Borrower hereby expressly authorizes Lender to insert the date value as is actually given in the blank space on the face hereof and on all related documents pertaining hereto.
This Note is secured as provided in the Agreement and the other Debt Documents. Reference is hereby made to the Agreement and the other Debt Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security interest, the terms and conditions upon which the security interest was granted and the rights of the holder of the Note in respect thereof.
Time is of the essence hereof. If Lender does not receive from Borrower payment in full of any Scheduled Payment or any other sum due under this Note or any other Debt Document within 3 days after its due date, Borrower agrees to pay the Late Fee in accordance with the Agreement. Such Late Fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Borrower may owe as a result of such late payment.
This Note may be voluntarily prepaid only as permitted under Section 2.4 of the Agreement. After an Event of Default, this Note shall bear interest at a rate per annum equal to the Default Rate pursuant to Section 2.6 of the Agreement.

Borrower and all parties now or hereafter liable with respect to this Note, hereby waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agree to pay (if permitted by law) all expenses incurred in collection, including reasonable attorneys’ fees and expenses, including without limitation, the allocated costs of in-house counsel.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless such variation or modification is made in accordance with Section 10.7 of the Agreement. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.
IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

ENDOCYTE, INC.

By:
Name:
Title:
Federal Tax ID #:
Address:

EXHIBIT B
FORM OF SECRETARY’S CERTIFICATE OF AUTHORITY
          Reference is made to the Loan and Security Agreement, dated as of December 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among ENDOCYTE, INC., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, General Electric Capital Corporation, a Delaware corporation (“GECC”), as a lender and as agent (in such capacity, together with its successors and assigns in such capacity, “Agent”), and the other lenders signatory thereto from time to time (GECC and such other lenders, the “Lenders”). Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.
I, David B. Millard, do hereby certify that:
(i) I am the duly elected, qualified and acting Secretary of Endocyte, Inc. (the “Company”);
(ii) attached hereto as Exhibit A are true, complete and correct copies of the Company’s Certificate of Incorporation and the Bylaws, each of which is in full force and effect on and as of the date hereof;
(iii) each of the following named individuals is a duly elected or appointed, qualified and acting officer of the Company who holds the offices set opposite such individual’s name, and such individual is authorized to sign the Debt Documents to which the Company is a party and all other notices, documents, instruments and certificates to be delivered pursuant thereto, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature

(iv) attached hereto as Exhibit B are true, complete and correct copies of resolutions adopted by the Board of Directors of the Company (the “Board”) authorizing the execution, delivery and performance of the Debt Documents to which the Company is a party, which resolutions were duly adopted by the Board on December 28, 2007 and all such resolutions are in full force and effect on the date hereof in the form in which adopted without amendment, modification, rescission or revocation; and
(v) the foregoing authority shall remain in full force and effect, and Agent and each Lender shall be entitled to rely upon same, until written notice of the modification, rescission or revocation of same, in whole or in part, has been delivered to Agent and each Lender, but no such modification, rescission or revocation shall, in any event, be effective with respect to any documents executed or actions taken in reliance upon the foregoing authority before said written notice is delivered to Agent and each Lender.
[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title:	Secretary
     The undersigned does hereby certify on behalf of the Company that he/she is the duly elected or appointed, qualified and acting Chief Financial Officer (“CFO”) of the Company and that David B. Millard is the duly elected or appointed, qualified and acting Secretary of the Company, and that the signature set forth immediately above is his/her genuine signature.

Name:
Title:

EXHIBIT C
FORM OF LANDLORD CONSENT
[Landlord]
[Address]
[                    ,      ]
Ladies and Gentlemen:
     General Electric Capital Corporation (together with its successors and assigns, if any, “Agent”) and certain other lenders (the “Lenders”) have entered into, or is about to enter into, a Loan and Security Agreement, dated as of December 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) with ENDOCYTE, INC., a Delaware corporation (“Borrower”) [and                      (“Company”)], pursuant to which [Borrower] [Company] has granted, or will grant, to Agent, on behalf of itself and the Lenders, a security interest in certain assets of [Borrower] [Company], including, without limitation, all of [Borrower’s] [Company’s] cash, cash equivalents, accounts, books and records, goods, inventory, machinery, equipment, furniture and trade fixtures (such as equipment bolted to floors), together with all addition, substitutions, replacements and improvements to, and proceeds, including, insurance proceeds, of the foregoing, but excluding building fixtures (such as plumbing, lighting and HVAC systems (collectively, the “Collateral”). Some or all of the Collateral is, or will be, located at certain premises known as [                    ] in the City or Town of [                    , County of                      and State of                     ] (“Premises”), and [Borrower] [Company] occupies the Premises pursuant to a lease, dated as of [DATE], between [Borrower] [Company], as tenant, and you, [NAME], as [owner/landlord/mortgagee/realty manager] (as amended, restated, supplemented or otherwise modified from time to time, the “Lease”).
     By your signature below, you hereby agree (and we shall rely on your agreement) that: (i) the Lease is in full force and effect and you are not aware of any existing defaults thereunder, (ii) the Collateral is, and shall remain, personal property regardless of the method by which it may be, or become, affixed to the Premises; (iii) you agree to use your best efforts to provide Agent with written notice of any default by [Borrower] [Company] under the Lease resulting in a termination of the Lease (“Default Notice”) and Agent shall have the right, but not the obligation to cure such default within 15 days following Agent’s receipt of such Default Notice, (iv) your interest in the Collateral and any proceeds thereof (including, without limitation, proceeds of any insurance therefor) shall be, and remain, subject and subordinate to the interests of Agent and you agree not to levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason; (v) Agent, and its employees and agents, shall have the right, from time to time, to enter into the Premises for the purpose of inspecting the Collateral; and (vi) Agent, and its employees and agents, shall have the right, upon any default by [Borrower] [Company] under the Agreement, to enter into the Premises and to remove or otherwise deal with the Collateral, including, without limitation, by way of public auction or private sale (provided that, if Agent conducts a public auction or private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such auction or sale in a manner that would not unduly disrupt Landlord’s or any other tenant’s use of the Premises). Agent agrees to repair or reimburse you for any physical damage actually caused to the Premises by Agent, or its employees or agents, during any such removal or inspection (other than ordinary wear and tear), provided that it is understood by the parties hereto that Agent shall not be liable for any diminution in value of the Premises caused by the removal or absence of the Collateral therefrom. You hereby acknowledge that Agent shall have no obligation to remove or dispose of the Collateral from the Premises and no action by Agent pursuant to this Consent shall be deemed to be an assumption by Agent of any obligation under the Lease and, except as provided in the immediately preceding sentence, Agent shall not have any obligation to you.

     You hereby acknowledge and agree that [Borrower’s] [Company’s] granting of a security interest in the Collateral in favor of Agent, on behalf of itself and the Lenders, shall not constitute a default under the Lease nor permit you to terminate the Lease or re-enter or repossess the Premises or otherwise be the basis for the exercise of any remedy available to you.
     This Consent and the agreements contained herein shall be binding upon, and shall inure to the benefit of, any successors and assigns of the parties hereto (including any transferees of the Premises). This Consent shall terminate upon the indefeasible payment of Borrower’s indebtedness in full in immediately available funds and the satisfaction in full of Borrower’s [and Company’s] performance of its obligations under the Agreement and the related documents.
     This Consent and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Consent or any delivery contemplated hereby by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

We appreciate your cooperation in this matter of mutual interest.

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:

Name:

Title:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc., LSF
83 Wooster Heights Road, Fifth Floor Danbury, Connecticut 06810 Attention: Senior Vice President of Risk Phone: (203) 205-5200 Facsimile: (203) 205-2192

With a copy to:
General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866
AGREED TO AND ACCEPTED BY:
[NAME], as [owner/landlord/mortgagee/realty manager]

By:

Name:

Title:

Address:
AGREED TO AND ACCEPTED BY:
[NAME OF LOAN PARTY]

By:

Name:

Title:

Interest in the Premises (check applicable box)
☐	Owner

☐	Mortgagee

☐	Landlord

☐	Realty Manager
Address:

EXHIBIT D
COMPLIANCE CERTIFICATE
[DATE]
     Reference is made to the Loan and Security Agreement, dated as of [                    , ___] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among ENDOCYTE, INC., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, General Electric Capital Corporation, a Delaware corporation (“GECC”), in its capacity as agent (in such capacity, together with its successors and assigns, in such capacity, the “Agent”) and lender, and the other lenders signatory thereto (GECC and such other lenders, the “Lenders”). Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.
I, [                                        ], do hereby certify that:
(i) I am the duly elected, qualified and acting [TITLE] of Endocyte, Inc. (the “Company”); and
(ii) no Default or Event of Default exists under the Agreement, and all representations and warranties of the Company in the Debt Documents are true and correct in all respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects on and as of such earlier date.
[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above.

Name:
Title:

EXHIBIT E
☐

EPS Setup Form	Submit Via Fax:		GE Healthcare Financial Services
	ATTN: EPS Facilitator		Phone: (262) 798-4494
	(262) 798-4530		Fax: (262) 798-4530

1. Sender Information:		Instructions To Enroll In EPS Plan:

Sender Name:		A.	Complete sections 1 – 7 (signature and all other information is required)

Sender Phone Number:		B.	Include a copy of voided check, on which is noted your bank, branch and account number

		C.	Please submit via Fax to: (262) 798-4530
2.	Authorization Agreement for Pre-Arranged Payment Plan:
(a)	ENDOCYTE, INC., a Delaware corporation (“Borrower”) authorizes General Electric Capital Corporation (“Agent”) to initiate debit entries for payment becoming due pursuant to the terms and conditions set forth in the Loan and Security Agreement, dated as of December 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Borrower, the guarantors form time to time party thereto, Agent and the lenders signatory thereto.

(b)	Borrower understands that the basic term loan payment and all applicable taxes are solely its responsibility. If payment is not satisfied due to account closure, insufficient funds, or cancellation of any required automated payment services, Borrower agrees to remit payment plus any applicable late charges, as set forth in the Agreement.

(c)	It is incumbent upon Borrower to give written notice to Agent of any changes to this authorization or the below referenced bank account information 10 days prior to payment date; Borrower may revoke this authorization by giving 10 days written notice to Agent unless otherwise stipulated in the Agreement.

(d)	If a deduction is made in error, Borrower has the right to be paid within five business days by Agent the amount of the erroneous deduction, provided Agent is notified in writing of such error.

(e)	Cosigner must also sign if the account is a joint account.

2

3.	Agent Account Numbers : (Invoice Billing ID, 10-digit number formatted: 1234567-001)

Account:	Account:	Account:	Account:
Account:	Account:	Account:	Account:

4. First Payment Debit Date (mm/dd/yy)	First Payment:
5.	Complete ALL Bank and Borrower Information:

	Name of Bank or Financial Institution:	Bank Account Number:	ABA Routing Number (9-digit number)

BANK INFO	Address of Bank or Financial	City:	State:	Zip Code:
Institution:

	Signature	Company	Contact
	Signature of Authorized Signer: Date	Company Name:	Contact Name:

	Name of Joint Account Holder:	Company Address:	Contact Phone Number:
(Please Print)

BORROWER INFO	Signature of Joint Account Holder: Date	City:	Contact Fax Number:

	Name of Authorized Signer:	State: Zip Code:	Contact email address:
(Please Print)

6.	Would you like to have property taxes paid via EPS on above accounts?
Check (X): YES: ☐ NO: ☐
6.	Would you like to receive a complementary invoice?
Check (X): YES: ☐ NO: ☐

EXHIBIT F
FORM OF WARRANT

1

EXHIBIT G
PERFECTION CERTIFICATE
     The undersigned, the                                                              of ENDOCYTE, INC. (the “Company”), hereby represents and warrants to you on behalf of Company as follows:
1. NAMES OF COMPANY
     a. The name of Company as it appears in its current [Articles/Certificate of Incorporation/ as in effect on this date is:                                   .
     b. The federal employer identification number of Company is:                                         .
     c. Company is formed under the laws of the State of                                         .
     d. The organizational identification number of Company issued by its jurisdiction of formation is:                                                       .
     e. Company transacts business in the following jurisdictions (list jurisdictions other than jurisdiction of formation):                                    .
     f. Company is duly qualified to transact business as a foreign entity in the following jurisdictions (list jurisdictions other than jurisdiction of formation):                             .
     g. The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names and including former legal names) currently used by Company or used within the past five years:

Name	Period of Use

     h. The following are the names of all entities which have been merged into Company during the past five years:

Name of Merged Entity	Year of Merger

     i. The following are the names and addresses of all entities from whom Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property

2. PARENT/SUBSIDIARIES OF COMPANY.
     a. The legal name of each subsidiary and parent of Company is as follows. (A “parent” is an entity owning more than 50% of the outstanding capital stock of Company. A “subsidiary” is an entity, 50% or more of the outstanding capital stock of which is owned by Company.

			Subsidiary	Fed.
Name	Jurisdiction	Date of Formation	/Parent	Employer ID No.

     b. The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names and including former legal names) currently used by each subsidiary of Company or used during the past five years:

Name	Subsidiary

     c. The following are the names of all corporations which have been merged into a subsidiary of Company during the past five years:

Name	Subsidiary

     d. the following are the names and addresses of all entities from whom each subsidiary of Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

		Date of	Type of
Name	Address	Acquisition	Property	Subsidiary

3. LOCATIONS OF COMPANY AND ITS SUBSIDIARIES

     a. The chief executive offices of Company and its subsidiaries are presently located at the following addresses:

Complete Street and Mailing Address, including County and Zip Code	Company/Subsidiary

     b. Company’s books and records and those of its subsidiaries are located at the following additional addresses (if different from the above):

Complete Street and Mailing Address, including County and Zip Code	Company/Subsidiary

     c. The following are all the locations where Company and its subsidiaries own, lease, or occupy any real property:

Complete Mailing Address, including County and Zip Code	Lease/Owned	Company/Subsidiary

     d. The following are all of the locations where Company and its subsidiaries maintain any inventory, equipment, or other property:

Complete Address	Company/Subsidiary

     e. The following are the names and addresses of all warehousemen, bailees, or other third parties who have possession of any of Company’s inventory or equipment or any of the inventory or equipment of its subsidiaries:

Complete Street and Mailing Address, including County
Name	and Zip Code	Company/Subsidiary

     f. The following is a complete list of all other offices or other facilities (other than those described above) where the Company or its subsidiaries have done business within the United States and Canada in the past 5 years.

Complete Address	Company/Subsidiary

4. INTELLECTUAL PROPERTY
     Please attach a list of all patents, copyrights, trademarks, trade names and service marks registered for or which applications are pending in the name of Company or any of its subsidiaries. Please include the name of such intellectual property, the grant date or application date, as applicable, the registration or application number, as applicable, and the country of such registration or application. Set forth below is a list of all licenses, franchise or other agreements relating to trademarks, patents, copyrights and other know-how to which Company or any subsidiary is a party and that require annual payments in excess of $25,000 individually.

5. INVESTMENT PROPERTY; INSTRUMENTS; ACCOUNTS
     a. The following is a complete list of all stocks, bonds, debentures, notes, commodity contracts and other securities owned by Company and any subsidiary:

Name of Issuer	Description and Value of Security	Company/Subsidiary

     b. The following are all financial institutions at which Company and its subsidiaries maintain deposit accounts:

Company/
Bank Name	Account Number	Branch Address	Subsidiary	Purpose of Account

     c. The following are all financial institutions at which Company and its subsidiaries maintain securities accounts:

Bank or Brokerage			Company/
Name	Account Number	Branch Address	Subsidiary	Purpose of Account

     d. Does or is it contemplated that Company will regularly receive letters of credit from customers or other third parties to secure payments of sums owed to Company? The following is a list of letters of credit naming Company as “beneficiary” thereunder:

LC Number	Name of LC Issuer	LC Applicant

6. INDEBTEDNESS
Set forth below is a list and attached hereto are copies of, all agreements, promissory notes, indentures and other documents relating to any indebtedness of Company and its subsidiaries, including without limitation loan agreements, note indentures, letters of credit, reimbursement agreements, mortgages and guaranties of the indebtedness of others.

7. ENCUMBRANCES
     Company’s and its subsidiaries’ property are subject to the following liens or encumbrances:

Name of Holder of
Lien/Encumbrance	Description of Property Encumbered	Company/Subsidiary

8. MATERIAL AGREEMENTS
     Set forth below is a list of, and attached hereto, are copies of, all agreements the breach or termination of which would materially restrict the ability of Company to conduct its business.
9. LITIGATION; COMMERCIAL TORT CLAIMS

          a. The following is a complete list of pending and threatened litigation or claims involving amounts claimed against Company in an indefinite amount or in excess of $50,000 in each case:
          b. The following are the only claims (including, without limitation, commercial tort claims) which Company has against others (other than claims on accounts receivable), which Company is asserting or intends to assert, and in which the potential recovery exceeds $50,000:
10. TAXES
     The following tax assessments are currently outstanding and unpaid:

Assessing Authority	Amount and Description

11. INSURANCE BROKER
     The following broker handles Company’s property insurance:

Broker	Contact	Telephone	Fax	Email

     Company agrees to advise you of any change or modification to any of the foregoing information or any supplemental information provided on any continuation pages attached hereto, and, until such notice is received by you, you shall be entitled to rely upon such information and presume it is correct. Company acknowledges that your acceptance of this Perfection Certificate and any continuation pages does not imply any commitment on your part to enter into a loan transaction with Company, and that any such commitment may only be made by an express written loan commitment, signed by one of your authorized officers.
Date: December __, 2007

ENDOCYTE, INC.

By:
Name:

Title:

SCHEDULE A
COMMITMENTS

Name of Lender	Commitment of such Lender	Pro Rata Share
General Electric Capital Corporation	$7,500,000	50%
Oxford Finance Corporation	$7,500,000	50%
TOTAL	$15,000,000	100%

SCHEDULE B
DISCLOSURES
Existing Liens:

Filing Date
and Number
(include
original file
date and
continuations,
	Secured		State and	amendments,
Debtor	Party	Collateral	Jurisdiction	etc.)
Endocyte, Inc.	Lafayette Bank & Trust	(a) Up to $500,000 cash collateral on deposit at Borrower’s deposit account maintained with Lafayette Bank & Trust, and (b) specified equipment of Debtor financed by Secured Party, together with the proceeds thereof (as identified in the commercial security agreements and promissory notes described below), pursuant to (i) that certain promissory note dated December 9, 2003 between Debtor and Secured Party, together with related commercial security agreement dated December 9, 2003 between Debtor and Secured Party, (ii) that certain promissory note dated April 30, 2004 between Debtor and Secured Party, together with related commercial security agreement dated April 30, 2004 between Debtor and Secured Party, and (iii) that certain promissory note dated October 6, 2005 between Debtor and Secured Party, together with related commercial security agreement dated October 6, 2005 between Debtor and Secured Party.	N/A	None

Existing Indebtedness:

Total amount of
Debtor	Creditor	Indebtedness Outstanding	Maturity Date
Endocyte, Inc.	Lafayette Bank & Trust	$280,908.00 (as of October 31, 2007), pursuant to the loans made by Secured Party to Debtor as evidenced the promissory notes described above in this Schedule B under “Existing Liens”.	Promissory notes evidencing this indebtedness have following respective maturity dates: December 9, 2008; April 30, 2009; and October 6, 2010.
Existing Investments:
None.
Material Contracts:
1. Bristol Myers Squibb Exclusive License Agreement
☐ Effective Date: 12/22/05
☐ Description: Exclusive license to BMS to use Endocyte folate targeting method with epothilone
☐ Annual maintenance fees paid to Endocyte (12/22/06 to 12/22/10): $500,000
☐ Milestones paid to Endocyte:

Up-front payment	$3.0m	(received)

Start of phase 1	$1.0m	(earned in December, 2007 - not yet received)

Start of phase 2	$3.0m

Start of phase 3	$5.0m

NDA filing	$4.0m

MAA filing	$2.0m

JNDA filing	$1.0m

NDA approval	$7.0m

MAA approval	$4.0m

JNDA approval	$1.0m
☐ Royalties paid to Endocyte on commercial sales (until later of 10 yrs after commercial sale or last patent expiration):

<$500m sales	4%

$500m-$1,000m	5%

>$1,000m	6%
☐ Royalty reduced by 50% upon patent expiration
2. Purdue Research Foundation Exclusive License Agreement
☐ Effective Date: 10/21/98
☐ Description: Exclusive license to Endocyte for vitamin targeted therapeutics and diagnostics
☐ 1% royalty paid to Purdue Research Foundation on commercial sales (until last expiring patent covering products sold)
☐	Annual minimum royalty: $12,500
3. Sangstat Medical Corporation License Agreement
☐ Effective Date: 10/1/01
☐ Description: License to Endocyte for technology related to compound EC17
☐ Annual maintenance fee paid to Sangstat: $25,000
☐ 1.5% royalty paid to Sangstat on commercial sales (until last expiring patent covering products sold)
☐ Payment to Sangstat upon issuance of patents (each):

US patent	$50,000
Europe patent	$25,000
Japan patent	$25,000
4. Galencia Pharmaceuticals License Agreement
☐ Effective Date: 5/1/02

☐ Description: License to Endocyte for GPIO100 (component of compound EC17)
☐ License fee paid to Galencia:

Execution of agreement	$50,000 (paid)

Galencia submission of drug master file	$50,000 (paid)
☐ 1.5% royalty paid to Galencia on commercial sales (until last expiring patent covering products sold)
☐ Milestones paid to Galencia:

Phase 3 initiation	$200,000

FDA approval	$500,000

European approval	$250,000

Japan approval	$250,000

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
     THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of April 16, 2008 (the “Amendment Date”), by and among ENDOCYTE, INC., a Delaware corporation (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation acting in its capacity as agent (the “Agent”) for the lenders under the Credit Agreement (as defined below) (the “Lenders”), and the Lenders.
W I T N E S S E T H:
     WHEREAS, Borrower, the Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of December 31, 2007 (as the same may be amended, supplemented and modified from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings given to them in the Credit Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrower certain loans and other extensions of credit in accordance with the terms and conditions thereof;
     WHEREAS, Borrower has requested that Agent and Lenders amend certain provisions of the Credit Agreement, in each case in accordance with and subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Lenders and Agent hereby agree as follows:
     1. Acknowledgment of Obligations. Borrower hereby acknowledges, confirms and agrees that as of the close of business on the Amendment Date, Borrower is indebted to the Lenders in respect of the Term Loans in the aggregate principal amount of $10,000,000. All such Term Loans, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrower to Agent and Lenders under the Credit Agreement and the other Debt Documents, are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.
     2. Amendment to Credit Agreement. Subject to the terms and conditions of this Amendment (including, without limitation, the conditions to effectiveness set forth in Section 5 below), and effective as of the Effective Date (as such term is defined in Section 5 below), the Credit Agreement is hereby amended by deleting Section 7.7(c)(ii) in its entirety and substituting in lieu thereof the following:
“(ii)	Investments in cash and Cash Equivalents (as defined below), money market funds offered by Vanguard or such other money market funds as Agent and Lenders may approve in writing, and other Investments permitted by Borrower’s investment policy that have been approved in writing by Agent from time to time.”
     3. No Other Amendments. Except for the amendment set forth and referred to in Section 2 above, the Credit Agreement shall remain unchanged and in full force and effect. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations.
     4. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower does hereby warrant, represent and covenant to Agent and Lenders that after giving effect to this Amendment (i) each representation or warranty of the Borrower set forth in the Credit Agreement is hereby restated and reaffirmed as true and correct in all material respects on and as of the Amendment Date as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), (ii) no Default or Event of Default has occurred and is continuing as of the date hereof and (iii) Borrower has the power and is duly authorized to enter into, deliver and perform this Amendment and this Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
     5. Condition Precedent to Effectiveness of this Amendment. This Amendment shall become effective as of the Amendment Date, upon the receipt by Agent of each of the following, in each case in form and substance satisfactory to Agent and Lenders:
     (a) one or more counterparts of this Amendment duly executed and delivered by the Borrower, Agent and Lenders; and
     (b) an amendment fee in the amount of $250, received upon or prior to the execution of this Amendment, which fee shall be solely for the account of Agent and shall be non-refundable and fully-earned when paid.
     6. Release.
     (a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, the agents and other representatives (Agent and Lenders, and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with this Amendment or transactions thereunder or related thereto.
     (b) Borrower understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
     (c) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
     7. Covenant Not To Sue. Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenant and agree with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to Section 6 above. If Borrower or any of its successors, assigns or other legal representatives violates the foregoing covenant, Borrower for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
     8. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Amendment with its counsel.
     9. Severability of Provisions. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.
     11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.
     12. Entire Agreement. The Credit Agreement as and when amended through this Amendment embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.
     13. No Strict Construction, Etc. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment. Time is of the essence for this Amendment.
     14. Costs and Expenses. Borrower absolutely and unconditionally agree to reimburse Agent for all reasonable and documented out-of-pocket fees, costs and expenses, including all reasonable fees and expenses of one counsel or the allocated cost of internal legal staff, incurred in the preparation, negotiation, execution and delivery of this Amendment and any other Debt Documents or other agreements prepared, negotiated, executed or delivered in connection with this Amendment or transactions contemplated hereby.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

ENDOCYTE, INC.

By:	/s/ Mike Sherman
Name:	Mike Sherman
Title:	CFO
[Additional signature pages to follow]
Signature Page
Endocyte First Amendment

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Scott B. Towers
Name:	Scott B. Towers
Title:	Duly Authorized Signatory
Signature Page
Endocyte First Amendment

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:	Duly Authorized Signatory

LENDER:

OXFORD FINANCE CORPORATION

By:	/s/ T. A. Lex
Name:	T. A. Lex
Title:	COO
Signature Page
Endocyte First Amendment